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                                                                      Exhibit 99

[LOGO] AVERY DENNISON


For Immediate Release


                            AVERY DENNISON COMPLETES
                            ACQUISITION OF JACKSTADT


         PASADENA, Calif. - May 17, 2002 - Avery Dennison Corporation (NYSE:AVY) today announced that its acquisition of Jackstadt GmbH has been completed. The transaction, for which the definitive agreement was announced on September 7, 2001, had a purchase price of approximately $295 million, including assumption of debt. Jackstadt, based in Wuppertal, Germany, is a global manufacturer of pressure-sensitive materials with consolidated revenues of approximately $400 million in 2001.

         "Today is an important day for both Avery Dennison and Jackstadt, as we complete our largest acquisition in a decade," said Philip M. Neal, chairman and chief executive officer of Avery Dennison. "The combination of Avery Dennison and Jackstadt is an ideal strategic fit in our core pressure-sensitive materials business. Customers of both companies will benefit from this transaction, as we will be able to offer an even broader selection of products and services around the world."

         Integration of Jackstadt operations into Avery Dennison's businesses will begin immediately. Headquarters for Avery Dennison's pressure-sensitive materials operation in Europe will move to Jackstadt's site in Wuppertal, Germany. Senior management of the European roll materials business, composed of individuals from both Avery Dennison and Jackstadt, will be based in Wuppertal, while Avery Dennison's administrative, information technology, research and development and other support functions will remain at their current facilities in Leiden, The Netherlands.

         Avery Dennison announced that it expects to post an acquisition-related restructuring charge in the range of $30 million to $40 million by the end of 2002. Reorganization costs, on a cash basis, are expected to be in the range of $60 million to $70 million, and are expected to include expenses related to the reduction of a total of approximately 800 to 1,000 positions at Avery Dennison and Jackstadt operations worldwide within the next two years.

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         The Company stated that the acquisition is projected to be dilutive to
Avery Dennison earnings by approximately $.05 to $.08 per share, excluding the expected restructuring charge, during the next 12 months. Avery Dennison indicated that it is funding the transaction with cash and additional debt.

         "Jackstadt's products and operations are an excellent complement to Avery Dennison's businesses around the world," said Neal. "This strategic acquisition will enable us to accelerate our expansion in rapidly growing markets, particularly Asia, Latin America and Europe, where we look forward to many years of continued, profitable growth."

         Jackstadt is the world's largest privately held manufacturer of self-adhesive materials. Founded in 1920 as a fine paper wholesale business supplying the Germany printing industry, the company began producing self-adhesive papers in 1949.

         Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2001 sales of $3.8 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag and labeling systems, and specialty tapes and chemicals.

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Forward-Looking Statements
--------------------------

Certain information presented in this news release may constitute "forward-looking" statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to price and availability of raw materials, foreign exchange rates, worldwide and local economic conditions, successful integration of acquired companies, financial condition of customers, fluctuations in demand affecting sales to customers and other matters referred to in the Company's SEC filings.

Media Relations:
Charles E. Coleman (626) 304-2014
communications@averydennison.com

Investor Relations:
Wendy Wilson (626) 304-2205
investorcom@averydennison.com